--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

       Date of Report (Date of earliest event reported) February 19, 2002

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967

 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)




         -------------------------------------------------------------
         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (3 pages) and Financial Information Release (9 pages), both dated February 19, 2002, related to the fiscal 2002 third quarter ended January 27, 2002.

Forward  Looking  Information.  This  Report  contains  statements  that  may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.



                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                   (Registrant)

                              By:    Franklin N. Saxon
                                     ----------------------------
                                     Executive Vice President and
                                     Chief Financial Officer






Dated:   February 19, 2002
         -----------------

FOR IMMEDIATE RELEASE


            CULP REPORTS CONTINUED EARNINGS RECOVERY IN THIRD QUARTER
                             ----------------------
          CASH POSITION UP FROM A YEAR AGO DUE TO RESTRUCTURING ACTIONS
                          AND BALANCE SHEET MANAGEMENT

HIGH POINT, N. C. (Feb. 19, 2002) -- Culp, Inc. (NYSE: CFI) today reported net income for the third quarter of its fiscal 2002 year compared with a significant loss a year ago and indicated that it has achieved a further strengthening in its financial position.

      For the three months ended January 27, 2002, Culp reported net sales of $90.6 million compared with $95.9 million a year ago. Net income for the third quarter of fiscal 2002 totaled $170,000, or $0.02 per share diluted. In the year-earlier period, the Company reported a net loss of $5.5 million, or $0.49 per share diluted. Excluding restructuring and related charges, the net loss in the year-earlier period was $3.4 million, or $0.30 per share diluted. Culp indicated that bad debt expense for the third quarter of fiscal 2002 totaled $703,000 ($0.04 per share after taxes) versus $32,000 in the year-earlier period.

      Net sales for the first nine months of fiscal 2002 totaled $273.5 million compared with $308.7 million in the year-earlier period. The Company reported a net loss for the first nine months of $1.9 million, or $0.17 per share diluted, compared with a net loss of $6.9 million, or $0.61 per share diluted, in the year-earlier period. Excluding restructuring and related charges, the company reported a net loss of $205,000, or $0.02 per share diluted, for the first nine months of fiscal 2002 and a net loss of $4.7 million, or $0.42 per share diluted, for the year-earlier period. The company indicated that bad debt expense for the first nine months of fiscal 2002 totaled $2.9 million ($0.17 per share after taxes) versus $189,000 in the year-earlier period.

     "We are pleased with the outstanding year-to-year improvement represented by our third quarter results," remarked Robert G. Culp, III, chief executive officer. "Culp's ability to achieve a profit during the most recent quarter was due to operational improvements, especially from our mattress ticking group, and to the restructuring actions and other steps we have taken to reduce costs. Because of scheduled holiday plant closings, the third fiscal quarter is not usually the strongest period of the year for our business. Our expectation of this seasonal softness in sales put an even greater emphasis on containing expenses during the quarter and presents the profit for the three months in an even stronger light. The performance for the third quarter reinforces our optimism about meeting our previously stated target of reporting a profit for fiscal 2002 as a whole, excluding restructuring charges, that will provide a solid platform for further improvement in fiscal 2003.

     Culp added, "The relative strength of the dollar continues to impact demand for our fabrics and ticking outside the United States. International sales were down $7.4 million, or 40%, from a year ago and represented only 12% of our total sales for the third quarter, down from 19% in the year-earlier period. Fabric shipments to customers within the United States ran counter to this trend and were up $3.5 million, or 5%, from a year ago during the third quarter. We are very encouraged by that year-to-year comparison that clearly evidences our success in gaining market share. An important aspect of our restructuring actions has been to streamline our operations and provide customers with improved service. Manufacturers of upholstered furniture and bedding are under mounting pressure to lower costs, and we believe that Culp has never been in a stronger position in terms of operating efficiency and successful product offerings to meet their needs."

     Culp added, "One of our important financial goals is to maximize cash flow. We achieved sufficient cash from operations through the first nine months to increase our cash position to $10.4 million at the close of the third quarter, up significantly from $1.2 million at the end of fiscal 2001. Our efforts to build liquidity include tight management of working capital. Through the first nine months, we have achieved a meaningful decline in accounts receivable, not only in absolute dollars but also in terms of average days outstanding. Our debt of $110.1 million at the close of the quarter was down $11.3 million from a year ago. Our capital expenditures for fiscal 2002 remain targeted at approximately $4.5 million, compared with $8.1 million in fiscal 2001."

      Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Because of the significant percentage of the Company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the Company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the Company's products.


                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)

                                                      Three Months Ended
-------------------------------------------------------------------------------
                                                 January 27,       January 28,
                                                    2002              2001
                                               --------------    --------------
Net sales                                      $   90,618,000    $  95,880,000
Net income (loss)                              $      170,000    $  (5,470,000)
Net income (loss) per share:
  Basic                                        $         0.02    $       (0.49)
  Diluted                                      $         0.02    $       (0.49)
Net income (loss) per diluted share, excluding
 restructuring and related charges*            $         0.02    $       (0.30)
Average shares outstanding:
  Basic                                            11,211,000       11,211,000
  Diluted                                          11,304,000       11,211,000


                                                       Nine Months Ended
--------------------------------------------------------------------------------
                                                  January 27,       January 28,
                                                     2002              2001
                                              ---------------   ---------------
Net sales                                      $  273,481,000    $ 308,739,000
Net (loss)                                     $   (1,855,000)   $  (6,884,000)
Net (loss) per share:
   Basic                                       $        (0.17)   $       (0.61)
   Diluted                                     $        (0.17)   $       (0.61)
Net (loss) per diluted share, excluding
restructuring and related charges*             $        (0.02)   $       (0.42)
Average shares outstanding:
   Basic                                           11,221,000       11,209,000
   Diluted                                         11,221,000       11,209,000

* Excludes restructuring and related charges of $2.5 million ($1.6 million or $0.15 per share diluted, after taxes) for the first nine months of 2002 and $3.2 million ($2.1 million or $0.19 per share diluted, after taxes) for the third quarter and first nine months of fiscal 2001.


                                       -END-

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 27, 2002 AND JANUARY 28, 2001
                (Amounts in Thousands, Except for Per Share Data)

                                                                      THREE MONTHS ENDED (UNAUDITED)
                                             --------------------------------------------------------------------------------
                                                        Amounts                                       Percent of Sales
                                             ------------------------------                     -----------------------------
                                              January 27,     January 28,       % Over
                                                 2002            2001           (Under)            2002            2001
                                             --------------  --------------  --------------     --------------  -------------
Net sales                                 $         90,618          95,880         (5.5)%            100.0 %        100.0 %
Cost of sales                                       77,110          86,047        (10.4)%             85.1 %         89.7 %
                                             --------------  --------------  --------------     --------------  -------------
         Gross profit                               13,508           9,833         37.4 %             14.9 %         10.3 %

Selling, general and
  administrative expenses   (1)                     11,038          12,480        (11.6)%             12.2 %         13.0 %
Restructuring expense                                    0           2,504          0.0 %              0.0 %          2.6 %
                                             --------------  --------------  --------------     --------------  -------------
         Income  from operations                     2,470          (5,151)       148.0 %              2.7 %         (5.4)%

Interest expense                                     1,820           2,222        (18.1)%              2.0 %          2.3 %
Interest income                                        (42)            (18)       133.3 %             (0.0)%         (0.0)%
Other expense (income), net                            435             811        (46.4)%              0.5 %          0.8 %
                                             --------------  --------------  --------------     --------------  -------------
         Income (loss) before income taxes             257          (8,166)       103.1 %              0.3 %         (8.5)%


Income taxes  (2)                                       87          (2,696)       103.2 %             34.0 %         33.0 %
                                             --------------  --------------  --------------     --------------  -------------
         Net income (loss)                $            170          (5,470)       103.1 %              0.2 %         (5.7)%
                                             ==============  ==============  ==============     ==============  =============

Net income per share                                 $0.02          ($0.49)       104.1 %
Net income per share, assuming dilution              $0.02          ($0.49)       104.1 %
Net income per share, excluding restructuring
   and related charges  (3)                          $0.02          ($0.30)       106.7 %
Average shares outstanding                          11,221          11,211          0.1 %
Average shares outstanding, assuming dilution       11,304          11,211          0.8 %


                                                                      NINE MONTHS ENDED (UNAUDITED)
                                             --------------------------------------------------------------------------------
                                                        Amounts                                       Percent of Sales
                                             ------------------------------                     -----------------------------
                                              January 27,     January 28,       % Over
                                                 2002            2001           (Under)            2002            2001
                                             --------------  --------------  --------------     --------------  -------------
Net sales                                 $        273,481         308,739        (11.4)%            100.0 %        100.0 %
Cost of sales                                      233,642         267,845        (12.8)%             85.4 %         86.8 %
                                             --------------  --------------  --------------     --------------  -------------
         Gross profit                               39,839          40,894         (2.6)%             14.6 %         13.2 %

Selling, general and
  administrative expenses (1)                       33,823          39,749        (14.9)%             12.4 %         12.9 %
Restructuring expense                                1,303           2,504        (48.0)%              0.5 %          0.8 %
                                             --------------  --------------  --------------     --------------  -------------
                                                     4,713          (1,359)      (446.8)%              1.7 %         (0.4)%

Interest expense                                     5,851           6,830        (14.3)%              2.1 %          2.2 %
Interest income                                        (99)            (40)       147.5 %             (0.0)%         (0.0)%
Other expense (income), net                          1,772           2,127        (16.7)%              0.6 %          0.7 %
                                             --------------  --------------  --------------     --------------  -------------
                                                    (2,811)        (10,276)        72.6 %             (1.0)%         (3.3)%

Income taxes  (2)                                     (956)         (3,392)        71.8 %             34.0 %         33.0 %
                                             --------------  --------------  --------------     --------------  -------------
         Net loss                         $         (1,855)         (6,884)        73.1 %             (0.7)%         (2.2)%
                                             ==============  ==============  ==============     ==============  =============

Net loss per share                                  ($0.17)         ($0.61)        72.1 %
Net loss per share, assuming dilution               ($0.17)         ($0.61)        72.1 %
Net loss per share, excluding restructuring
   and related charges  (3)                         ($0.02)         ($0.42)        95.2 %
Average shares outstanding                          11,221          11,209          0.1 %
Average shares outstanding, assuming dilution       11,221          11,209          0.1 %


(1) Includes bad debt expense of $703,000 ($464,000 or $0.04 per share diluted, after taxes) and  $31,600 for the third quarter of fiscal 2002 and fiscal 2001, respectively;  and $2,928,000 ($1,932,000 or $0.17 per share diluted, after taxes) and $188,700 for the nine months of fiscal 2002 and 2001, respectively.
(2) Percent of sales column is calculated as a % of income (loss) before income taxes.
(3) Excludes  restructuring  and related  charges of $0 and $3.2  million  ($2.1 million or $.19 per share diluted,  after taxes) for the third quarter of fiscal 2002 and fiscal 2001, respectively; and $2.5 million
    ($1.6 million or $.15 per share  diluted,  after taxes) and $3.2 million  ($2.1  million or $.19 per share diluted, after taxes) for the nine months of fiscal 2002 and 2001, respectively.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
               JANUARY 27, 2002, JANUARY 28, 2001, APRIL 29, 2001
                                    Unaudited
                             (Amounts in Thousands)

                                                                  Amounts                          Increase
                                                  ---------------------------------               (Decrease)
                                                   January 27,         January 28,   ---------------------------------   * April 29,
                                                      2002                 2001            Amount          Percent           2001
                                                  ---------------   ---------------  ---------------     -------------  ------------
Current assets
       Cash and cash investments                $         10,359               292          10,067       3,447.6 %           1,207
       Accounts receivable                                46,171            54,474          (8,303)        (15.2)%          57,849
       Inventories                                        59,398            67,156          (7,758)        (11.6)%          59,997
       Other current assets                                9,323            13,706          (4,383)        (32.0)%           7,856
                                                  ---------------   ---------------  ---------------     -------------  ------------
                   Total current assets                  125,251           135,628         (10,377)         (7.7)%         126,909

Property, plant & equipment, net                         102,457           116,207         (13,750)        (11.8)%         112,322
Goodwill                                                  47,432            48,827          (1,395)         (2.9)%          48,478
Other assets                                               1,641             2,256            (615)        (27.3)%           1,871
                                                  ---------------   ---------------  ---------------     -------------  ------------

                   Total assets                 $        276,781           302,918         (26,137)         (8.6)%         289,580
                                                  ===============   ===============  ===============     =============  ============


Current liabilities
       Current maturities of long-term debt    $           3,127             2,159             968          44.8 %           2,488
       Accounts payable                                   21,336            27,084          (5,748)        (21.2)%          27,371
       Accrued expenses                                   15,015            15,417            (402)         (2.6)%          17,153
       Income taxes payable                                    0                 0               0           0.0 %           1,268
                                                  ---------------   ---------------  ---------------     -------------  ------------
                   Total current liabilities              39,478            44,660          (5,182)        (11.6)%          48,280


Long-term debt                                           106,960           119,213         (12,253)        (10.3)%         109,168

Deferred income taxes                                     10,330            17,459          (7,129)        (40.8)%          10,330
                                                  ---------------   ---------------  ---------------     -------------  ------------
                   Total liabilities                     156,768           181,332         (24,564)        (13.5)%         167,778

Shareholders' equity                                     120,013           121,586          (1,573)         (1.3)%         121,802
                                                 ---------------   ---------------  ---------------     -------------  ------------

                   Total liabilities and
                   shareholders' equity         $        276,781           302,918         (26,137)         (8.6)%         289,580
                                                  ===============   ===============  ===============     =============  ============

Shares outstanding                                        11,221            11,211              10           0.1 %          11,221
                                                  ===============   ===============  ===============     =============  ============


* Derived from audited financial statements.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE NINE MONTHS ENDED JANUARY 27, 2002 AND JANUARY 28, 2001
                                    Unaudited
                             (Amounts in Thousands)

                                                                                          NINE MONTHS ENDED
                                                                                    ------------------------------
                                                                                               Amounts
                                                                                    ------------------------------
                                                                                     January 27,     January 28,
                                                                                        2002            2001
                                                                                    --------------  --------------
Cash flows from operating activities:
     Net loss                                                                   $         (1,855)         (6,884)
     Adjustments to reconcile net loss to net cash
        provided by operating activities:
            Depreciation                                                                  13,214          14,781
            Amortization of intangible and other assets                                    1,177           1,196
            Amortization of deferred compensation                                             92             303
            Restructuring expense                                                          1,303           2,504
            Changes in assets and liabilities:
                  Accounts receivable                                                     11,678          20,749
                  Inventories                                                                599           7,315
                  Other current assets                                                    (1,453)         (3,357)
                  Other assets                                                               (19)            226
                  Accounts payable                                                        (1,768)         (4,536)
                  Accrued expenses                                                        (3,319)         (8,076)
                  Income taxes payable                                                    (1,268)              0
                                                                                    --------------  --------------
                   Net cash provided by operating activities                              18,381          24,221
                                                                                    --------------  --------------
Cash flows from investing activities:
     Capital expenditures                                                                 (3,393)         (6,532)
     Sales of investments related to deferred compensation plan                                0           4,547
                                                                                    --------------  --------------
                   Net cash used in investing activities                                  (3,393)         (1,985)
                                                                                    --------------  --------------
Cash flows from financing activities:
     Proceeds from issuance of long-term debt                                                  0             564
     Principal payments on long-term debt                                                 (1,569)        (16,678)
     Change in accounts payable-capital expenditures                                      (4,267)         (5,667)
     Dividends paid                                                                            0          (1,177)
     Proceeds from common stock issued                                                         0               7
                                                                                    --------------  --------------
                   Net cash used in financing activities                                  (5,836)        (22,951)
                                                                                    --------------  --------------

Increase (decrease) in cash and cash investments                                           9,152            (715)

Cash and cash investments at beginning of period                                           1,207           1,007
                                                                                    --------------  --------------

Cash and cash investments at end of period                                      $         10,359             292
                                                                                    ==============  ==============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                JANUARY 27, 2002

                                                       FISCAL 01                                 FISCAL 02
                                                     -------------   -----------------------------------------------   -------------
                                                          Q3             Q1            Q2            Q3         Q4       LTM (3)
                                                     -------------   -----------------------------------------------   -------------
INVENTORIES
           Inventory turns                                 4.9            5.1           5.4           5.1

RECEIVABLES
           Days sales in receivables                        48             51            47            43
           Percent current & less than 30
             days past due                               94.4%          91.9%         92.7%         96.0%

WORKING CAPITAL
           Current ratio                                   3.0            2.8           2.8           3.2
           Working capital turnover (2)                    4.1            4.1           4.1           4.2
           Operating working capital (2)               $94,546        $86,586       $84,346       $84,233

PROPERTY, PLANT & EQUIPMENT
           Depreciation rate                              7.5%           7.2%          7.1%          7.1%
           Percent property, plant &
             equipment are depreciated                   53.8%          56.2%         58.1%         59.0%
           Capital expenditures                         $8,050 (1)     $1,602          $686        $1,105

PROFITABILITY
           Return on average total capital              (6.4%)         (2.7%)          3.7%          2.3%                    0.8%
           Return on average equity                    (17.6%)         (9.6%)          2.9%          0.6%                   (2.7%)
           Net income (loss) per share                 ($0.49)        ($0.26)         $0.08         $0.02                  ($0.30)
           Net income (loss) per share (diluted)       ($0.49)        ($0.26)         $0.08         $0.02                  ($0.30)
           Net income (loss) per share, excluding
              restructuring and related charges (5)    ($0.30)        ($0.12)         $0.09         $0.02                   $0.11

LEVERAGE
           Total liabilities/equity                     149.1%         136.6%        136.8%        129.6%
           Funded debt/equity                            99.8%          93.1%         92.3%         91.7%
           Funded debt/capital employed                  50.0%          48.2%         48.0%         47.8%
           Funded debt                                $121,372       $110,652      $110,583      $110,087
           Funded debt/EBITDA (LTM) (4)                   4.28           4.26          4.26          3.64

OTHER
           Book value per share                         $10.85         $10.59        $10.68        $10.62
           Employees at quarter end                      3,486          3,018         3,018         3,015
           Sales per employee (annualized)            $108,000       $113,000      $128,000      $120,523
           Capital employed                           $242,958       $229,461      $230,421      $230,999
           Effective income tax rate                     33.0%          34.0%         34.0%         34.0%
           EBITDA (4)                                   $2,536         $4,731        $8,315        $6,859                 $30,268
           EBITDA/net sales (4)                           2.6%           5.5%          8.6%          8.1%                    8.1%

  (1) Expenditures for entire year
  (2) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (3) LTM represents "Latest Twelve Months"
  (4) EBITDA includes earnings before interest, income taxes, depreciation, amortization,  all restructuring and related charges and certain non-cash charges, as defined by the company's credit agreement.
  (5) Excludes restructuring and related charges of $6.7 million ($4.5 million or $.41 per share diluted, after taxes)
       for the last twelve months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                             SALES BY PRODUCT GROUP
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 27, 2002 AND JANUARY 28, 2001
                             (Amounts in thousands)

                                               THREE MONTHS ENDED (UNAUDITED)
                                 ------------------------------------------------------------
                                       Amounts                           Percent of Total Sales
                                   --------------------                  ----------------------
                                 January 27,  January 28,    % Over
Product Group                       2002        2001         (Under)       2002        2001
------------------------------    ---------   ---------    ------------  ----------  ----------
Upholstery Fabrics
    Culp Decorative Fabrics    $    35,878      40,955      (12.4) %       39.6 %      42.7 %
    Culp Velvets/Prints             28,648      28,631        0.1  %       31.6 %      29.9 %
    Culp Yarn                        1,318       2,711      (51.4) %        1.5 %       2.8 %
                                  ---------   ---------   ------------  ----------   ----------
                                    65,844      72,297       (8.9) %       72.7 %      75.4 %

Mattress Ticking
    Culp Home Fashions              24,774      23,583        5.1  %       27.3 %      24.6 %
                                  ---------   ---------   ------------  ----------   ----------

                             * $    90,618      95,880       (5.5) %      100.0 %     100.0 %
                                  =========   =========   ============  ==========   ==========



                                                NINE MONTHS ENDED (UNAUDITED)
                                 ---------------------------------------------------------------

                                       Amounts                           Percent of Total Sales
                                 --------------------                    -----------------------
                                 January 27,  January 28,   % Over
Product Group                      2002          2001       (Under)          2002        2001
------------------------------   ---------    ---------    ------------  ----------   ----------
Upholstery Fabrics
    Culp Decorative Fabrics   $   109,531      129,280       (15.3) %       40.1 %      41.9 %
    Culp Velvets/Prints            84,522       90,778        (6.9) %       30.8 %      29.4 %
    Culp Yarn                       3,816       10,164       (62.5) %        1.4 %       3.3 %
                                 ---------    ---------    ------------  ----------   ----------
                                  197,869      230,222       (14.1) %       72.4 %      74.6 %

Mattress Ticking
    Culp Home Fashions             75,612       78,517        (3.7) %       27.6 %      25.4 %
                                 ---------    ---------    ------------  ----------   ----------

                            * $   273,481      308,739       (11.4) %      100.0 %     100.0 %
                                 =========    =========    ============  ==========   ==========


* U.S. sales were $79,539 and $77,360 for the third quarter of fiscal 2002 and fiscal 2001, respectively; and $233,617 and $246,672 for the nine months of fiscal 2002 and 2001, respectively. The percentage increase in U.S. sales was 2.8% for the third quarter and a decrease of 5.3% for the nine months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 27, 2002 AND JANUARY 28, 2001
                             (Amounts in thousands)

                                             THREE MONTHS ENDED (UNAUDITED)
                           -------------------------------------------------------------
                                                                       Percent of Total
                                       Amounts                              Sales
                                ---------------------                --------------------
                               January 27,   January 28,  % Over
   Geographic Area               2002           2001      (Under)      2002       2001
-----------------------       ----------     ---------    ---------  ---------  ---------
North America (Excluding USA) $   6,613        8,226       (19.6)%     59.7 %     44.4 %
Europe                              472        1,669       (71.7)%      4.3 %      9.0 %
Middle East                         598        3,924       (84.8)%      5.4 %     21.2 %
Far East & Asia                   2,924        4,277       (31.6)%     26.4 %     23.1 %
South America                       155          147         5.6 %      1.4 %      0.8 %
All other areas                     318          277        14.7 %      2.9 %      1.5 %
                              ----------    ---------     ---------  ---------  ---------

                              $  11,079       18,520       (40.2)%    100.0 %    100.0 %
                              ==========    =========     =========  =========  =========




                                                 NINE MONTHS ENDED (UNAUDITED)
                              ------------------------------------------------------
                                                                       Percent of Total
                                     Amounts                                Sales
                              ---------------------                  --------------------
                              January 27,  January 28,    % Over


   Geographic Area               2002          2001       (Under)       2002       2001
-----------------------       ----------    ---------    ---------   ---------  ---------
North America (Excluding USA) $  23,023      26,177       (12.0)%      57.9 %     42.2 %
Europe                            2,115       4,928       (57.1)%       5.3 %      7.9 %
Middle East                       4,804      14,456       (66.8)%      12.1 %     23.3 %
Far East & Asia                   8,414      13,103       (35.8)%      21.1 %     21.1 %
South America                       490         732       (33.1)%       1.2 %      1.2 %
All other areas                   1,018       2,671       (61.9)%       2.6 %      4.3 %
                              ----------   ---------     ---------   ---------  ---------

                              $  39,864      62,067       (35.8)%     100.0 %    100.0 %
                              ==========   =========     =========   =========  =========


International sales, and the percentage of total sales, for each of the last five fiscal years follows: fiscal 1997-$101,571 (25%); fiscal 1998-$137,223 (29%); fiscal 1999-$113,354 (23%); fiscal 2000-$111,104 (23%); and fiscal
2001-$77,824 (19%). International sales for the third quarter represented 12.2% and 19.3% for 2002 and 2001, respectively. Year-to-date international sales represented 14.6% and 20.1% of total sales for 2002 and 2001, respectively.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and nine months ended January 27, 2002 and January 28, 2001


INCOME STATEMENT COMMENTS

     GENERAL - For the third quarter, net sales decreased 5.5% to $90.6 million; and the company reported net income of $170,000, or $0.02 per share diluted, (based on 11,304,000 average shares outstanding) versus a net loss of $5.5 million, or $0.49 per share diluted, (based on 11,211,000 average shares outstanding) in the third quarter of fiscal 2001. For the first nine months of fiscal 2002, net sales decreased 11.4% to $273.5 million, and the company reported a net loss $1.9 million, or $0.17 per share diluted (based on
11,221,000 average shares outstanding), versus a net loss of $6.9 million, or $0.61 per share diluted (based on 11,209,000 average shares outstanding), a year ago. As described below in "SG&A EXPENSES," a significant factor affecting the third quarter and the first nine months of fiscal 2002 was bad debt expense of $703,000 and $2.9 million, respectively ($0.04 and $0.17 per share, respectively, on an after-tax basis). This compares with bad debt expense of $31,600 and $188,700 for the third quarter and first nine months of 2001, respectively. Excluding restructuring and related charges, earnings for the third quarter of 2002 were $170,000, or $0.02 per share diluted, versus a net loss of $3.4 million, or $0.30 per share diluted, for the third quarter of 2001. Excluding restructuring and related charges, the net loss for the nine months was $205,000, or $0.02 per share diluted, for 2002, and $4.7 million, or $0.42 per share diluted, for 2001.

     The company's long-term, strategic plan encompasses several competitive initiatives:

     Broad Product Offering - continuing to market one of the broadest product lines in upholstery fabrics and mattress ticking. Through its extensive manufacturing capabilities, the company competes in most major categories except leather;

     Diverse Customer Base - maintaining a diverse customer base. The company has long-standing relationships with most major upholstery furniture manufacturers. Ownership of resources in the home furnishings industry is becoming increasingly concentrated, and the company has successfully been able to capitalize on its size and product breadth to supply more of the needs of existing customers. Culp is continuing to pursue opportunities in other end-use markets in addition to U.S. residential furniture and bedding, such as international, commercial furniture and juvenile furniture;

     Design Innovation - supplying fabrics that are fashionable and match current consumer preferences. The company's principal design resources are consolidated in a single facility that has advanced computer-assisted design systems and promotes sharing of innovative designs across product lines. Culp encourages active customer involvement in the entire design process; and

     Vertical Integration - operating as a vertically integrated manufacturer and taking advantage of economies, quality, supply availability and efficiencies that can be gained by producing the raw material components that are used in the manufacture of its products.

RESTRUCTURING ACTIONS - During fiscal 2001, the company initiated a restructuring plan intended to lower operating expenses, increase manufacturing utilization, raise productivity and position the company to operate profitably within the current environment of reduced demand. The plan involved the consolidation of certain fabric manufacturing capacity within the Culp
Decorative Fabrics division, closing one of the company's four yarn manufacturing plants within Culp Yarn, and an extensive reduction in selling, general and administrative expenses. The company also recognized certain inventory write-downs related to the closed facilities as part of this initiative. While the physical relocation and movement of machinery and equipment involved in the restructuring has been essentially completed, and the related fixed manufacturing cost savings achieved, the company still has much improvement to make to reach targeted productivity and variance levels in the Culp Decorative Fabrics division. The total charge from the restructuring, cost reduction and inventory write-down initiatives was $9.9 million, about $3.6 million of which represented non-cash items. The company recognized $7.4 million of restructuring and related charges during fiscal 2001, and $2.5 million in the first nine months of fiscal 2002. No restructuring and related charges were recorded in the third quarter of fiscal 2002. Restructuring and related charges for fiscal 2002 were recorded as $1.3 million in the line item "Restructuring expense" and $1.2 million in "Cost of sales." The costs reflected in "Cost of sales" are principally related to the relocation of manufacturing equipment. The company plans to realize annualized cost reductions of at least $14 million when the full benefit of this program is realized. Management believes the company now has a sound footprint of efficient, world-class facilities utilizing state-of-the-art equipment that position Culp well to meet the demands by manufacturers for shorter lead times, reliable delivery schedules and appealing designs.

     NET SALES - Compared with the year-earlier period, the company's net sales declined only 5.5% for the third quarter of fiscal 2002, versus 13.1% for the second quarter of fiscal 2002, 15.1% for the first quarter of fiscal 2002, and 21.9% for the fourth quarter of fiscal 2001. This quarterly trend indicates that the sales decline bottomed in the fourth quarter of fiscal 2001. Based upon current business conditions, the company is optimistic that this improving sales trend can continue.

Compared with fiscal 2001, upholstery fabric sales for the third quarter of fiscal 2002 decreased 8.9% to $65.8 million, and decreased 14.1% to $197.9 million for the first nine months of fiscal 2002 (See Sales by Product Group schedule on Page 5). Reflecting a continuation of the trends identified in the first and second quarter, the upholstery fabric sales decrease in the third quarter represents: (1) a sharp reduction (42.1%, or $5.9 million) in international sales, principally reflecting the high value of the U.S. dollar relative to international currencies; (2) a decrease in external yarn sales (51.4% or $1.4 million) due to the company's internal consumption of more of the yarn division's output and exit from certain yarn businesses as part of the restructuring plan; and (3) a decrease in sales to contract furniture customers ($1.1 million). A significant factor contributing to the decline in international sales is the persistent weakness in demand for the company's wet print flock fabrics, which has negatively impacted the profitability of the Culp Velvets/Prints product group. Management continues to assess its plan for addressing this underperforming product line. Sales to U.S. residential furniture manufacturers in the third quarter of fiscal 2002 increased 3.9% or $2.0 million compared with the third quarter of fiscal 2001. The company believes that it is improving its market share in the U.S. residential market because of well-received fabric placements in the Culp Decorative Fabrics and Culp Velvets/Prints product groups.

Compared with fiscal 2001, mattress ticking sales for the third quarter of fiscal 2002 increased 5.1% to $24.8 million, and decreased 3.7% to $75.6 million for the first nine months of fiscal 2002. The year-to-date sales decline in mattress ticking also reflects a strong decrease in international sales. Sales to U.S. bedding manufacturers increased 14.1% to $21.8 million in the third quarter of fiscal 2002, reversing a trend of sales decreases in the first two quarters, and increased 1.8% to $66.0 million for the first nine months of fiscal 2002. The company believes that it is gaining market share in the U.S. bedding market because of well received ticking placements in the Culp Home Fashions product group.

     GROSS PROFIT - Gross profit increased 37.4% for the third quarter of fiscal 2002 compared with the year-earlier period and increased as a percentage of net sales to 14.9% from 10.3%. The increase in gross profit percentage reflects the benefit of the restructuring steps and other actions that have been taken to reduce expenses. The company realized significant gross profit increases over the third quarter of last year in Culp Home Fashions (mattress ticking), Culp Velvets/Prints and Culp Yarn. During the quarter the company began to realize lower variances and improved manufacturing productivity in the Culp Decorative Fabrics product group, which achieved higher gross margins even on a sales decline of 12.4%. The company expects this positive trend to continue in the fourth quarter.

     SG&A EXPENSES - Reflecting the impact of the company's actions to reduce expenses, SG&A expenses for the third quarter declined 11.6% from the prior year. SG&A expenses for the third quarter included bad debt expense of $703,000 compared with $31,600 in the year-earlier period. Without the additional bad debt expense, SG&A expenses were reduced by $2.1 million, or 17.2%, and were 11.4% of net sales. For the first nine months of fiscal 2002, bad debt expense totaled $2.9 million. Without the additional bad debt expense, SG&A expenses for the first nine months were reduced by $8.9 million, or 22.3%, and were 11.3% of net sales. The increase in bad debt expense from a year ago reflects primarily write-offs of one bedding and two residential furniture customers as well as an increase in the bad debt reserve.

     INTEREST EXPENSE - Interest expense for the third quarter declined 18.1% from $2.2 million to $1.8 million due to significantly lower borrowings outstanding, offset somewhat by a substantial increase in interest rates.

     OTHER EXPENSE (INCOME), NET - Other expense (income) for the third quarter of fiscal 2002 totaled $435,000 compared with $811,000 in the prior year. The decrease reflects primarily the elimination of the nonqualified deferred compensation plan terminated in January 2001 as a part of the company's cost reduction initiatives.

     INCOME TAXES - The effective tax rate for the first nine months of fiscal 2002 was 34.0% compared with 33.0% for the year-earlier period

     EBITDA - EBITDA for the third quarter of fiscal 2002 increased to $6.9 million compared with $2.5 million for the third quarter of last year, and increased to $19.9 million for the first nine months of fiscal 2002 compared with $16.0 million in the year-earlier period. EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges and certain non-cash charges, as defined by the company's credit agreement.


BALANCE SHEET COMMENTS

     CASH AND CASH INVESTMENTS - Cash and cash investments as of January 27, 2002 increased to $10.4 million from $1.2 million at fiscal year end, reflecting cash flow from operations of $18.4 million for the first nine months of fiscal 2002, which exceeded capital expenditures of $3.4 million and debt repayment of $5.8 million.

     WORKING CAPITAL - Accounts receivable as of January 27, 2002 decreased 15.2% from the year-earlier level, due principally to the decline in sales and the company's focus on sustaining a liquid working capital position. Days sales outstanding totaled 43 days at January 27, 2002 compared with 48 a year ago. The aging of accounts receivable was 96.0% current and less than 30 days past due versus 94.4% a year ago. Inventories at the close of the third quarter decreased 11.6% from a year ago. Inventory turns for the third quarter were 5.1 versus 4.9 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $84.2 million at January 27, 2002, down from $94.5 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT - Capital spending for the nine months of fiscal 2002 decreased to $3.4 million, compared with $6.5 million in the year-earlier period. The company's capital spending for fiscal 2002 is projected to be $4.5 million, compared with $8.1 million in fiscal 2001. Depreciation for the first nine months of fiscal 2002 totaled $13.2 million.

     LONG-TERM DEBT - The company has reduced funded debt by $11.3 million or 9.3% from the end of the third quarter of last year. Funded debt equals long-term debt plus current maturities. Funded debt was $110.1 million at January 27, 2002, compared with $121.4 million a year ago and $111.7 million at fiscal year end. Compared with 50.0% a year ago, the company's funded debt-to-capital ratio was 47.8% at January 27, 2002, its lowest level since July 1997. During fiscal 2001, the company amended its credit facility to include terms that restrict the payment of cash dividends and share repurchases at this time, limit capital expenditures, increase the interest rate on its revolving credit facility and increase the letter of credit fees on its industrial revenue bonds. This amended credit facility provides for a loan commitment of $20 million. The company had outstanding borrowings of approximately $1.0 million under the facility at the end of the third quarter of fiscal 2002. The company was in compliance with its loan agreements as of January 27, 2002. Other than the credit facility, required principal payments under the respective loan agreements during the remainder of fiscal 2002 and during fiscal 2003 total $1.0 million and $2.2 million, respectively.